Provident Financial Services, Inc. and The Provident Bank
Name Terence Gallagher to the Boards of Directors

JERSEY CITY, NJ September 24, 2010 /PRNewswire-First Call/ - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) today announced that Terence Gallagher has been named to the Boards of Directors of the Company and its wholly owned subsidiary, The Provident Bank.

Terence Gallagher is the president of Amrop Battalia Winston, a national executive search firm, and has served in that capacity since 1997.  Mr. Gallagher was recognized by BusinessWeek as one of the World’s Most Influential Executive Search Professionals. In the course of his executive search career of more than 25 years, Mr. Gallagher has also served as Northeast Region Search Partner and National High Technology Industry Search Partner at KPMG LLP.

Mr. Gallagher is a graduate of Duquesne University with a bachelor’s degree in accounting.  He has served on the Americas Board for the Association of Executive Search Consulting Firms and on the Advisory Committee for the National Association of Corporate Directors New Jersey Chapter.

“We are very pleased to have Terry Gallagher join our boards,” said Christopher Martin, the Company’s chairman, president and chief executive officer. “Terry is an experienced business leader who will be a valuable addition."

Provident Financial Services, Inc., which reported assets of $6.82 billion as of June 30, 2010, is the holding company for The Provident Bank.  Founded in 1839, the bank has more than 80 full service branches throughout northern and central New Jersey.

This news release may contain a number of forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, including, but not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. You may access the filings and other financial and business information regarding the Company at www.ProvidentNJ.com.

CONTACT:  Jean Quinn, Vice President of Corporate Communications, +1-201-915-5490

SOURCE Provident Financial Services, Inc.